Exhibit 99.1

SS&C Technologies Holdings, Inc.

Amended & restated 2023 STOCK Incentive PLAN

1.
Purpose

The purpose of this Amended and Restated 2023 Stock Incentive Plan (as amended or amended and restated from time to time, the “Plan”) of SS&C Technologies Holdings, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the ability of the Company and Company Affiliates to attract, retain and motivate persons who are expected to make important contributions and by providing such persons with equity ownership opportunities that are intended to better align the interests of such persons with those of the Company’s stockholders. Certain terms used herein are defined in Section 11 of the Plan.

The Plan was originally adopted by the Company’s stockholders on May 17, 2023 (the “Original Adoption Date”). Upon the Original Adoption Date, (i) the Plan superseded and replaced the SS&C Technologies, Inc. Second Amended and Restated 2014 Stock Incentive Plan (the “Prior Plan”) and (ii) no further awards were permitted to be made pursuant to the Prior Plan (provided that, following the Original Adoption Date, any awards previously granted under the Prior Plan that were outstanding as of the Original Adoption Date (collectively, the “Prior Awards”) shall remain outstanding in accordance with their existing terms).

The Plan, as amended and restated herein, shall become effective upon the date of approval by the Company’s stockholders at a meeting of Company stockholders duly held in accordance with the Delaware General Corporation Law, or any adjournment thereof in accordance with applicable provisions of the Delaware General Corporation Law (the date of such approval, the “Restatement Effective Date”), such stockholder approval to be obtained not later than one year after the date on which the Plan, as amended and restated herein, is adopted by the Board.

2.
Eligibility

All employees and officers of the Company or a Company Affiliate, as well as non-employee directors of the Company and consultants and advisors to the Company or a Company Affiliate (as the terms consultants and advisors are defined and interpreted for purposes of Form S‑8 under the Securities Act, or any successor form), are eligible to be granted Awards under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” The Plan provides for the following types of awards, each of which is referred to as an “Award”: Options, SARs, Restricted Stock Awards, Restricted Stock Unit Awards, Other Share-Based Awards and Performance Awards (each as defined in Section 5 or Section 11, as applicable). Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and Participants need not be treated uniformly under the Plan.

Holders of equity compensation awards granted by a company that is acquired by the Company (or whose business is acquired by the Company) or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed.

3.
Administration of the Plan

The Plan will be administered by the Board. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to a Committee. The Board and, to the extent such authority has been delegated to it, a Committee: (1) shall have authority to grant Awards and determine the terms and conditions of any Awards; (2) shall have authority to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable; (3) may construe and interpret the terms of the Plan and any Award Agreement entered into under the Plan and make all determinations necessary or advisable in administering the Plan and Award Agreements; and (4) may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement. The term “Plan Administrator” means, as applicable, the Board or a Committee. All actions and decisions by the Plan Administrator with respect to the Plan and any Awards shall be made in its sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. By accepting any Award, each Participant acknowledges and agrees that all actions and decisions of the Plan Administrator are final, binding and conclusive. To the extent permitted by applicable law, the Board or the Committee may delegate to one or more officers of the Company the power to grant Awards hereunder; provided that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act) or to any non-employee director of the Company.

4.
Stock Available for Awards
a)
Number of Shares; Share Counting.

(1) Authorized Number of Shares. As of the Restatement Effective Date and subject to adjustment under Section 8, the maximum number of Shares available for issuance pursuant to Awards under the Plan shall equal the sum of (i) 14,100,000 Shares, which includes (x) the existing reserve of 11,500,000 Shares under the Plan and (y) an increase of 2,600,000 Shares, as approved by the Board, subject to approval by the Company’s stockholders, and (ii) the total number of Shares remaining available for issuance under the Prior Plan as of the Original Adoption Date (clauses (i) and (ii), collectively, the “Share Pool”). Any Shares issued pursuant to (x) an Option or SAR shall be counted against the Share Pool as one (1) Share for every one (1) Share underlying such Option or SAR and (y) an Award other than an Option or SAR (a “Full-Value Award”) shall be counted against the Share Pool as two and one-half (2.5) Shares for every one (1) Share underlying such Full-Value Award. Subject to adjustment under Section 8, the maximum number of Shares available for issuance with respect to Incentive Stock Options shall equal 14,100,000 Shares. Shares underlying Substitute Awards and Shares remaining available for grant under a plan of an acquired company or of a company with which the Company combines (whether by way of amalgamation, merger, sale and purchase of shares or other securities or otherwise), appropriately adjusted to reflect the acquisition or combination transaction, shall not reduce the number of Shares remaining available for issuance under the Plan.

(2) Type of Shares. Shares issued under the Plan may consist in whole or in part of authorized but unissued Shares or treasury Shares.

(3) Share Counting. For purposes of counting the authorized number of Shares available for issuance pursuant to Awards under the Plan, from and after the Original Adoption Date:

(A) if any Award or Prior Award expires, terminates or is otherwise surrendered, canceled, cash-settled, forfeited, terminated without the delivery of Shares or repurchased by the Company at its original issuance price pursuant to a contractual repurchase right, the unused Shares covered by such Award shall again be available for the grant of Awards and added back to the Share Pool (i) on a one (1)-for-one (1) basis if such Shares were underlying an Option or SAR under the Plan (or a stock option or stock appreciation right under the Prior Plan) and (ii) one a two and one-half (2.5)-for-one (1) basis if such Shares were underlying a Full-Value Award under the Plan (or an award other than a stock option or stock appreciation right under the Prior Plan (a “Prior Plan Full-Value Award”)); provided, however, that in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code;

(B) Any Shares subject to an Award or Prior Award that is a Full-Value Award or Prior Plan Full-Value Award that are tendered to, or withheld by, the Company for tax withholding thereunder, shall again be, or shall become, available for issuance under the Plan one a two and one-half (2.5)-for-one (1) basis; and

(C) Notwithstanding anything to the contrary, Shares subject to an Award or Prior Award shall not again be available for issuance under the Plan if such Shares are (i) Shares tendered or withheld in payment of the exercise price or reference price of an Option or SAR, (ii) Shares covered by a stock-settled SAR that were not issued upon the settlement of the SAR, (iii) tendered to, or withheld by, the Company for tax withholding under an Option or SAR, or (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

(b) Annual Per-Participant Limits for Non-Employee Directors. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding non-employee director compensation, the aggregate value of all compensation granted or paid in any calendar year for service as a non-employee director, including cash payments and Awards (the value of which will be the grant date fair value determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto, for the calendar year in which the grant date occurs), shall not exceed (i) $1,000,000 for the year in which the non-employee director is first appointed or elected to the Board or (ii) $750,000 for each year of service on the Board thereafter.

5.
Awards.

(a) Stock Options. The Plan Administrator may grant options to purchase Shares (each, an “Option”) and determine the number of Shares to be covered by each Option. Options may be Incentive Stock Options or Nonqualified Stock Options. Except as set forth in the Plan, the Plan Administrator shall determine the conditions and limitations applicable to the exercise of each Option, including conditions relating to compliance with applicable securities laws, as it considers necessary or advisable. Incentive Stock Options shall only be granted to employees of the Company or any Company Affiliate who are eligible under Section 422 of the Code to receive Incentive Stock Options and Incentive Stock Options shall be subject to and construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonqualified Stock Option.

(1) Payment Upon Exercise of Options. Except as may otherwise be provided in the applicable Award Agreement or approved by the Plan Administrator, Shares purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(A) in cash or by check, payable to the order of the Company (or, to the extent provided in the applicable Award Agreement, a Company Affiliate);

(B) by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(C) by delivery at the time of exercise (either by actual physical delivery or by attestation) of Shares owned by the Participant valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Shares, if acquired directly from the Company or a Company Affiliate, were owned by the Participant for such minimum period of time, if any, as may be established by the Plan Administrator, and (iii) such Shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(D) with respect to a Nonqualified Stock Option, by delivery of a notice of “net exercise,” as a result of which the Participant would receive (i) the number of Shares underlying the portion of the Option being exercised, less (ii) such number of Shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise;

(E) any combination of the above forms of payment; or

(F) such other lawful consideration as the Plan Administrator may determine.

(2) Award Agreements. The terms of any Option granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Plan Administrator and not inconsistent with the Plan. The terms of Options need not be the same with respect to each Participant.

(b) Stock Appreciation Rights. The Plan Administrator may grant Awards consisting of stock appreciation rights entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Plan Administrator) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a Share over the reference price established pursuant to Section 5(c) (“SARs”). The date as of which such appreciation is determined shall be the exercise date. SARs may be granted in tandem with, or independently of, Options granted under the Plan.

(1) Tandem Awards. When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

(2) Independent SARs. A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Plan Administrator may specify in the Award Agreement for such SAR.

(3) Award Agreements. The terms of any SAR granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Plan Administrator and not inconsistent with the Plan. The terms of SARs need not be the same with respect to each Participant.

(c) Exercise or Reference Price. The Plan Administrator shall establish the exercise price of each Option or the reference price for each SAR, or the formula by which such exercise price or reference price will be determined. The exercise or reference price shall be specified in the applicable Award Agreement. Except with respect to Substitute Awards, the exercise or reference price shall be not less than 100% of the Fair Market Value of the Common Stock on the date of grant; provided that, for the avoidance of doubt, if the Plan Administrator approves the grant of an Option or SAR with an effective date that is a specified future grant date, the exercise or reference price shall be not less than 100% of the Fair Market Value on such future effective grant date.

(d) Duration. Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as specified in the applicable Award Agreement; provided, however, that no Option or SAR will be granted with a term in excess of 10 years. If an Option or SAR granted under the Plan is set to expire during a period when the exercise of such Option or SAR (or the sale of Shares acquired upon the exercise of such Option or SAR) is prohibited under applicable law or the Company’s insider trading policy, the term of such Option or SAR shall automatically extend until the end of the 30th day following the end of such prohibition; provided, however, that (i) the Intrinsic Value of such Option or SAR is greater than zero as of the original expiration date, (ii) with respect to Options, such Option is not an Incentive Stock Option, and (iii) in no event shall an Option or SAR be exercisable after the 10th anniversary of the date of grant of such Award.

(e) Exercise of Awards. Except as otherwise provided in the applicable Award Agreement, Options and SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with, for Options, payment in full of the exercise price for the number of Shares for which the Option is exercised (in the manner specified below) and any required tax withholding (in the manner specified in Section 9(d). Shares subject to the Option and SAR (if any) will be issued (either in certificated form or the electronic equivalent thereof) as soon as practicable following exercise.

(f) Restricted Stock and Restricted Stock Units. The Plan Administrator may grant Awards of Restricted Stock or Restricted Stock Units to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award”, respectively), and such Restricted Stock Awards and Restricted Stock Unit Awards shall also be available as a form of payment of Performance Awards. The Plan Administrator has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Company Affiliate as a condition precedent to the issuance of a Restricted Stock Award or Restricted Stock Unit Award.

(1) Award Agreements. The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Plan Administrator and not inconsistent with the Plan. The terms of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each Participant.

(2) Rights of Holders of Restricted Stock and Restricted Stock Units. Unless otherwise provided in the applicable Award Agreement, beginning on the date of grant of a Restricted Stock Award and subject to execution of the applicable Award Agreement, the Participant shall become a stockholder of the Company with respect to all Shares of Restricted Stock subject to the Award Agreement and shall have all of the rights of a stockholder, including the right to vote such Shares. A Participant receiving a Restricted Stock Unit Award shall not possess voting rights with respect to such Award. Holders of Restricted Stock and Restricted Stock Unit Awards may, as determined by the Plan Administrator in its sole discretion, receive dividends or other distributions or cash, stock or other property dividends in amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”); provided that any Shares or any other property distributed as a dividend, Dividend Equivalent or otherwise with respect to any Restricted Stock Award or Restricted Stock Unit Award as to which the vesting or other restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award or Restricted Stock Unit Award and shall not be paid or otherwise distributed until (and to the same extent) such restrictions lapse or are otherwise satisfied. The Plan Administrator may provide in an Award Agreement that an Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company.

(3) Issuance of Shares. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Plan Administrator may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

(g) Other Share-Based Awards. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Share-Based Awards”), including deferred stock units, may be granted to Participants either alone or in addition to other Awards granted under the Plan. Other Share-Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation.

(1) Award Agreements. The terms of Other Share-Based Awards granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Plan Administrator and not inconsistent with the Plan. The terms of such Awards need not be the same with respect to each Participant. Any Shares or any other property distributed as a dividend, Dividend Equivalent or otherwise with respect to any Other Share-Based Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Other Share-Based Award.

(2) Payment. Except as may be provided in an Award Agreement, Other Share-Based Awards may be paid in cash, Shares, other property or any combination thereof, in the sole discretion of the Plan Administrator. Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Plan Administrator, on a deferred basis subject to the requirements of Section 409A of the Code.

(h) Performance Awards. Performance Awards in the form of Performance Shares or Performance Units, as determined by the Plan Administrator in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance

Period shall be conclusively determined by the Plan Administrator and may be based upon the criteria set forth in Section 6(a).

(1) Award Agreements. The terms of any Performance Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Plan Administrator and not inconsistent with the Plan, including whether such Awards shall have dividends or Dividend Equivalents. The terms of Performance Awards need not be the same with respect to each Participant. Any Shares or any other property distributed as a dividend, Dividend Equivalent or otherwise with respect to any Performance Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions (including achievement of applicable performance criteria) as such Performance Award.

(2) Terms and Conditions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Plan Administrator upon the grant of each Performance Award. The amount of the Award to be distributed shall be conclusively determined by the Plan Administrator.

(3) Payment. Except as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property or any combination thereof, in the sole discretion of the Plan Administrator. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

(i) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 8): (1) amend any outstanding Award that is an Option, SAR or similar Other Share-Based Award granted under the Plan to provide an exercise or reference price per Share that is lower than the then-current exercise or reference price per Share of such outstanding Award; (2) cancel any outstanding Option, SAR or similar Other Share-Based Award and grant in substitution therefor new Awards covering the same or a different number of Shares and having an exercise or reference price per Share lower than the then-current exercise or reference price per Share of such cancelled Award; (3) cancel in exchange for a cash payment any outstanding Option, SAR or similar Other Share-Based Award with an exercise or reference price per Share above the then-current Fair Market Value; or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of NASDAQ rules.

(j) No Reload. No Award granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Awards in connection with any exercise of the original Award.

(k) Dividend Equivalents. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award may, if so determined by the Plan Administrator, receive Dividend Equivalents with respect to the number of Shares covered by the Award, as determined by the Plan Administrator, in its sole discretion; provided that, notwithstanding anything to the contrary, any such amounts and Dividend Equivalents shall be subject to the same vesting or performance conditions as the underlying Award and shall not be paid or otherwise distributed until such conditions have lapsed or have otherwise been satisfied. In addition, the Plan Administrator may provide that such amounts and Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. In no event shall Dividend Equivalents be paid with respect to Options or SARs.

6.
Performance Criteria.

(a) The Plan Administrator may determine that, with respect to a Restricted Stock Award, a Restricted Stock Unit, a Performance Award or an Other Share-Based Award, the grant of such Award or the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, will be subject to the achievement of one or more objective performance goals established by the Plan Administrator. The Plan Administrator may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Plan Administrator. Such performance conditions may include (but are not limited to) the following:

(1)
revenue;
(2)
revenue growth;
(3)
operating income;
(4)
earnings per share;
(5)
net income (before or after taxes);
(6)
total shareholder return;
(7)
appreciation in and/or maintenance of the price of the Shares or any other publicly traded securities of the Company;
(8)
earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization);
(9)
cash flow or cash flow per share (before or after dividends);
(10)
earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization) margins, operating margins, gross margins or cash margin; and
(11)
debt reduction.

(b) Such performance goals may also be based solely by reference to the Company’s performance or the performance of a Company Affiliate, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies.

(c) For purposes of any performance goal established pursuant to this Section 6, the Plan Administrator may also exclude charges related to an event or occurrence which the Plan Administrator determines should appropriately be excluded, including (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges; (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or (iii) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

(d) Restrictions. The Plan Administrator shall have the power to impose such other restrictions on Awards subject to this Article as it may deem necessary or appropriate.

7.
Minimum Vesting Requirement. Notwithstanding any other provision of the Plan, Awards shall vest no earlier than the first anniversary of the date on which the Award is granted; provided that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) Substitute Awards, (ii) Shares delivered in lieu of fully vested cash obligations, (iii) Awards to non-employee directors of the Company that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional Awards the Plan Administrator may grant, up to a maximum of five percent (5%) of the Share Pool; provided, further, that the foregoing restriction does not apply to the Plan Administrator’s discretion to provide for accelerated exercisability or vesting of any Award in accordance with Section 8(b) and the terms of the Award Agreement or otherwise.
8.
Adjustments for Changes in Common Stock and Change in Control.

(a) In the event of any dividend or distribution (other than an ordinary dividend or distribution), stock split, reverse stock split, dividend, recapitalization, combination of Shares, reclassification of Shares, spin-off, reorganization, merger, amalgamation, consolidation, separation, rights offering, split-up, dissolution or sale, transfer, repurchase or exchange or other disposition of all or substantially all of the capital stock or assets of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company or other similar corporate transaction, change in capitalization or event affecting the Shares, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, (i) the number and type of securities available under the Plan (and the identity of the issuer thereof), (ii) the share counting rules specified in Sections 4(a) and 4(b), (iii) the number and class of type and, if applicable, exercise price or reference price per Share of each outstanding Award, and (iv) any applicable performance targets or criteria with respect to outstanding Awards, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined in the sole discretion of the Plan Administrator.

(b) In the event of a Change in Control, the Plan Administrator may, in its sole discretion, and on such terms and conditions as it deems appropriate, take any one or more of the following actions with respect to any outstanding Award, which need not be uniform with respect to all Participants and/or Awards, unless otherwise specified in an Award Agreement:

(1) continuation or assumption of such Award by the Company (if it is the surviving corporation) or by the successor or surviving entity or its parent;

(2) substitution or replacement of such Award by the successor or surviving entity or its parent with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving entity (or a parent or subsidiary thereof), with substantially the same terms and value as such Award (including any applicable performance targets or criteria with respect thereto);

(3) acceleration of the vesting of such Award and the lapse of any restrictions thereon and, in the case of an Option or SAR, acceleration of the right to exercise such Award during a specified period (and the termination of such Option or SAR without payment of any consideration therefor to the extent such Award is not timely exercised), in each case, either (A) in the case of an Award held by a non-employee director only, immediately prior to or as of the date of the Change in Control, (B) upon a Participant’s involuntary termination of employment or service (including upon a termination of employment or service by the Company (or a successor corporation or its parent) without “cause”, by a Participant for “good reason” and/or due to a Participant’s death or “disability”, as such terms may be defined in the applicable Award Agreement) on or within a specified period following the Change in Control or (C) upon the failure of the successor or surviving entity (or its parent) to continue or assume such Award;

(4) in the case of a Performance Award, determination of the level of attainment of the applicable performance condition(s); and

(5) cancellation of such Award in consideration of a payment, with the form, amount and timing of such payment determined by the Plan Administrator in its sole discretion, subject to the following: (A) such payment shall be made in cash, securities, rights and/or other property; (B) the amount of such payment shall equal the value of such Award, as determined by the Plan Administrator in its sole discretion; provided that, in the case of an Option or SAR, if such value equals the Intrinsic Value of such Award, such value shall be deemed to be valid; provided further that, if the Intrinsic Value of an Option or SAR is equal to or less than zero, the Plan Administrator may, in its sole discretion, provide for the cancellation of such Award without payment of any consideration therefor (for the avoidance of doubt, in the event of a Change in Control, the Plan Administrator may, in its sole discretion, terminate any Option or SAR for which the exercise or reference price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor); and (C) such payment shall be made promptly following such Change in Control or on a specified date or dates following such Change in Control; provided that the timing of such payment shall comply with Section 409A of the Code.

9.
General Provisions Applicable to Awards.

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option or an Award subject to Section 409A of the Code, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable (if applicable) only by the Participant; provided, however, that, except with respect to an Incentive Stock Option (unless such Incentive Stock Option is modified to become a Nonqualified Stock Option) or an Award subject to Section 409A of the Code, the Plan Administrator may permit or provide in the applicable Award Agreement for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use Form S-8 under the Securities Act for the registration of the sale of the Shares subject to such Award to such proposed transferee; provided further, that neither the Company nor any Company Affiliate shall be required to recognize any such transfer until such time as such transferee shall, as a condition to such transfer, deliver a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the applicable Award Agreement. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 9(a) shall be deemed to restrict a transfer to the Company or a Company Affiliate.

(b) Documentation. Each Award Agreement may contain terms and conditions in addition to those specified in the Plan.

(c) Termination of Service. Except as may otherwise be provided in an Award Agreement or pursuant to Section 8(b)(4), if a Participant’s employment or service with the Company or a Company Affiliate is terminated for any reason, any Award that is then (i) not vested shall terminate and be forfeited on the date of such employment or service termination, and (ii) vested shall, subject to Section 5(d), in the case of an Option or SAR, remain exercisable for 90 days after the termination date (or such other expiration date set forth in the Award Agreement).

(d) Withholding. The Participant must satisfy all income and employment tax withholding obligations before the Company or a Company Affiliate will deliver stock certificates (or the electronic equivalent thereof), cash or otherwise recognize ownership of the Shares upon the exercise or settlement of an Award. The Company or a Company Affiliate may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company or a Company Affiliate elects not to or cannot withhold from other compensation, the Participant (either directly or through a broker) must pay to the Company or a Company Affiliate the full amount, if any, required for withholding. Except as otherwise may be provided for in an Award Agreement or approved by the Plan Administrator, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual physical delivery or by attestation) of Shares, including Shares retained from the Award creating the tax obligation, valued at their Fair Market Value (determined, for purposes of this Section (d), as of the date the tax obligation arises instead of the date of grant); provided, however,that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the maximum statutory withholding obligations (based on maximum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), to the extent such withholding would not result in liability classification of such Award (or any portion thereof) pursuant to FASB ASC Subtopic 718-10. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(e) Amendment of Award. Except as otherwise provided in Section 5(i) with respect to repricings or Section 10(c) with respect to actions requiring stockholder approval, the Plan Administrator may amend, modify or terminate any outstanding Award. The Participant’s consent to such action shall be required (i) unless the Plan Administrator determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 8.

(f) Conditions on Delivery of Stock. Neither the Company nor a Company Affiliate will be obligated to deliver any Shares pursuant to the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(g) Acceleration. The Plan Administrator may at any time provide that any Award shall become immediately vested and/or exercisable in whole or in part.

10.
Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any Company Affiliate. The Company and each Company Affiliate expressly reserve the right at any time to dismiss or otherwise terminate their relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award Agreement.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award Agreement, no Participant, nor any legal representative of the Participant’s estate or legatee of the Participant under the Participant’s will, shall have any rights as a stockholder with respect to any Shares to be issued with respect to an Award until becoming the record holder of such Shares.

(c) Amendment of Plan. The Plan Administrator may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) no amendment that would require stockholder approval under the rules of NASDAQ may be made effective unless and until the Company’s stockholders approve such amendment; and (ii) if NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of “material revisions” to equity compensation plans, then, from and after the effective date of such amendment to NASDAQ rules, no amendment to the Plan (A) increasing the number of Shares authorized under the Plan (other than pursuant to Section 8, (B) expanding the types of Awards that may be granted under the Plan, (C) materially expanding the class of participants eligible to participate in the Plan or (D) repealing the prohibition against repricing set forth in Section 5(i) shall be effective unless and until the Company’s stockholders approve such amendment. To the extent required for purposes of Section 422 of the Code, other amendments to the Plan shall be subject to approval by the Company’s stockholders. Unless otherwise specified in the applicable amendment, any amendment to the Plan adopted in accordance with this Section 10(c) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Plan Administrator determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Shares) prior to such stockholder approval.

(d) Authorization of Sub-Plans (Including for Grants to Non-U.S. Employees). The Plan Administrator may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Plan Administrator shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Plan Administrator’s discretion under the Plan as the Plan Administrator deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Plan Administrator shall deem necessary or desirable. All supplements adopted by the Plan Administrator shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction.

(e) Compliance with Section 409A of the Code.

(1) Notwithstanding anything else herein, the Company makes no representation or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions thereof.

(2) Awards are intended to be exempt from Section 409A of the Code to the maximum extent possible. With respect to any Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any applicable Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

(3) Except as provided in any individual Award Agreement initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her termination of employment or service constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum (without interest) on such New Payment Date, and any remaining payments will be paid on their original schedule. By accepting an Award, each Participant agrees that he or she is bound by the foregoing determinations and procedures.

(f) Limitations on Liability. Notwithstanding any other provisions of the Plan, no Plan Administrator nor any individual acting as a director, officer, or employee of the Company or a Company Affiliate will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as Plan Administrator or as a director, officer, or employee of the Company or a Company Affiliate.

(g) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

(h) Term Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the Restatement Effective Date, unless the Board adopts a resolution terminating the Plan or the maximum number of Shares available for issuance under the Plan has been issued prior to such tenth anniversary, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

(i) Cancellation or “Clawback” of Awards. The Plan Administrator shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time, and the Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards.

11.
Definitions

(a) “Award Agreement” means any agreement, contract or other instrument or document (whether written or electronic) evidencing an Award granted under the Plan, which the Company may require to be executed or acknowledged by a Participant.

(b) “Board” means the Board of Directors of the Company.

(c) “Change in Control” means the occurrence of any one or more of the following events:

(1) any “person”, as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company or an Affiliate, any employee plan of the Company or any Subsidiary, any underwriter temporarily holding securities pursuant to an offering of such securities or an entity owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company) becomes, during any 12-month period, the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 40% of the total voting power of the stock of the Company; provided that the provisions of this subsection (1) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (3) below;

(2) a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however,that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the members of the Board immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; provided further, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or person other than the Board, shall in any event be considered to be a member of the Existing Board;

(3) the consummation of a merger, amalgamation or consolidation of the Company with any other corporation or other entity, other than such a transaction in which the voting securities of the Company outstanding immediately prior thereto continue to represent immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving entity of such transaction or parent entity thereof) more than 50% of the total voting power and total fair market value of the Company’s stock (or such surviving entity’s or parent entity’s stock); and provided, further, that such a transaction effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing more than 50% of either the then-outstanding Shares or the combined voting power and total fair market value of the Company’s then-outstanding voting securities shall not be considered a Change in Control;

(4) the sale or disposition by the Company of all or substantially all of the Company’s assets to any person during any 12-month period; or

(5) stockholder approval of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, (A) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions and (B) no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any Person that is considered to effectively control the Company. Notwithstanding the foregoing or any provision of any Award Agreement to the contrary, for any Award that provides for accelerated distribution on a Change in Control of amounts that constitute “deferred compensation” (as defined in Section 409A of the Code), if the event that constitutes such Change in Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code), such amount shall not be distributed on such Change in Control but instead shall vest as of such Change in Control and shall be distributed on the scheduled payment date specified in the applicable Award Agreement, except to the extent that earlier distribution would not result in the Participant who holds such Award incurring interest or additional tax under Section 409A of the Code.

(d) “Code” means the Internal Revenue Code of 1986 and any regulations thereunder, each as amended from time to time.

(e) “Commission” means the U.S. Securities and Exchange Commission.

(f) “Committee” means (i) the Compensation Committee of the Board or (ii) any other committee or subcommittee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such committee or subcommittee by the Board or by the Compensation Committee of the Board.

(g) “Common Stock” means the common stock, $0.01 par value per share, of the Company.

(h) “Company” means collectively SS&C Technologies Holdings, Inc. and each SS&C Technologies Holdings, Inc. Affiliate at the relevant applicable time.

(i) “Company Affiliate” means (i) any of the Company’s present or future parent or subsidiary corporations (as defined in Sections 424(e) or (f) of the Code) during the time that such parent or subsidiary corporation satisfies such definition and (ii) any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a direct or indirect controlling interest, as determined from time to time by the Plan Administrator.

(j) “Delaware Law” means the General Corporation Law of the State of Delaware, as amended from time to time.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(l) “Fair Market Value” means, except as otherwise determined by the Plan Administrator, the fair market value per share of Common Stock, determined as follows:

(1) if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of determination; or

(2) if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized OTCBB market data vendor as listed on the OTCBB website (otcbb.com) (or another similar system then in use as determined by the Plan Administrator) on the date of determination; or

(3) if the Common Stock is not publicly traded, the Plan Administrator will determine the Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Section 409A of the Code, except as the Plan Administrator may expressly determine otherwise.

For any date of determination that is not a trading day, the Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day. The Plan Administrator can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can use weighted averages either on a daily basis or such longer period as complies with Section 409A of the Code.

(m) “Incentive Stock Option” means an Option that the Plan Administrator designates as an “incentive stock option” as defined in Section 422 of the Code.

(n) “Intrinsic Value” with respect to an Option or SAR means (1) the excess, if any, of the Fair Market Value of a Share as of any relevant date of determination (or, in the context of a Change in Control, the price or implied price per Share in a Change in Control) over the exercise or reference price of such Award multiplied by the number of Shares covered by such Award.

(o) “NASDAQ” means National Association of Securities Dealers Automated Quotations.

(p) “Nonqualified Stock Option” means an Option that is not designated as an Incentive Stock Option.

(q) “Performance Award” means an Award of Performance Shares or Performance Units granted pursuant to Section 5.

(r) “Performance Period” means the period established by the Plan Administrator during which any performance goals specified by the Plan Administrator with respect to a Performance Award are to be measured.

(s) “Performance Share” means any grant pursuant to Section 5 related to a designated number of Shares, which value will be paid to the Participant upon achievement of such performance goals as established by the Plan Administrator.

(t) “Performance Unit” means any grant pursuant to Section 5 of a unit value by reference to a designated amount of cash or property other than Shares, which value will be paid to the Participant upon achievement of such performance goals during the Performance Period as established by the Plan Administrator.

(u) “Restricted Stock” means any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Plan Administrator, in its sole discretion, may impose, which restrictions may lapse separately or in combination at such time or times, installments or otherwise, as the Plan Administrator may deem appropriate.

(v) “Restricted Stock Unit” means an Award that is valued by reference to a Share, which value may be paid to the Participant by deliver of such property as determined by the Plan Administrator, which restrictions may lapse separately or in combination at such time or times, installments or otherwise, as the Plan Administrator may deem appropriate.

(w) “Securities Act” means the Securities Act of 1933, as amended from time to time.

(x) “Share” means a share of Common Stock.

(y) “Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines.